Exhibit 3.1.9

CERTIFICATE OF INCORPORATION

OF

TECHNOLOGY HOLDING COMPANY III

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “General Corporation Law of the State of Delaware”), hereby certifies that:

FIRST: The name of the corporation (hereinafter called the “corporation”) is Technology Holding Company III.

SECOND: The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington 19805-1297, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The nature of the business and the purposes to be conducted and promoted by the corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 1,000. The par value of each of such shares is one dollar ($1.00). All such shares are of one class and are shares of Common Stock.

FIFTH: The name and the mailing address of the incorporator is as follows:

NAME	MAILING ADDRESS

Herbert K. Zearfoss	155 South Limerick Road Limerick, PA 19468

SIXTH: The corporation is to have perpetual existence. Signed on 26 June 1996

/s/ Herbert K. Zearfoss
Herbert K. Zearfoss
Incorporator